PROSPECTUS SUPPLEMENT No. 2 Dated April 7, 2022	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 27, 2021)	Registration 333-261734

Recruiter.com Group, Inc.

1,707,892 shares of Common Stock

2,961,688 shares of Common Stock underlying Warrants to Purchase Common Stock

EXPLANATORY NOTE

This Prospectus Supplement No. 2 (this “Prospectus Supplement No. 2) relates to the resale by the selling security holders (the “Selling Security Holders”) identified in the prospectus dated December 27, 2021 (the “Base Prospectus”) of up to an aggregate of 4,669,580 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Recruiter.com Group, Inc. (the “Company”), consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of warrants (“Warrants”) that may be sold from time to time by the Selling Security Holders identified in the Base Prospectus pursuant to the registration statement that the Base Prospectus forms a part of. The Company will not receive proceeds from the sale of shares of Common Stock.

This Prospectus Supplement No. 2 should be read together with the Base Prospectus and this Prospectus Supplement No. 2 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contain in the Base Prospectus. This Prospectus Supplement No. 2 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

This Prospectus Supplement No. 2 includes the attached Current Report on Form 10-K (the “Form 10-K”) of the Company for the fiscal year ended December 31, 2021, filed by the Company with the Securities and Exchange Commission on April 7, 2022.

The Company’s Common Stock and Warrants are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.”

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-k

________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

________________________________

RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered

Common Stock	RCRT	NASDAQ Capital Market

Common Stock Purchase Warrants	RCRTW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Agreement to Amend Recruiter.com Group, Inc.’s Novo Group Asset Purchase

Original Asset Purchase Agreement

Effective August 27, 2021, Recruiter.com Group, Inc. (the “Company”, “we”, or “our”) entered into and closed an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Novo Group, Inc. (“Novo Group”), and certain individuals named therein. Novo Group operated a recruitment services company for employers, providing talent, acquisition and other hiring solutions.

We purchased substantially all of the assets of Novo Group (the “Novo Purchased Assets”). The Novo Purchased Assets include, among other assumed assets, certain contracts with Novo Group’s clients, permits owned, held and used by Novo Group, intellectual property as well as tangible assets, and all of Novo Group’s accounts receivable (the “Novo Purchase”).

The amount due at closing was approximately $7,117,425 (the “Base Purchase Price”), consisting of the following consideration: (i) $1,337,500 in cash, (ii) a $3,000,000 promissory note with an interest rate of 6%, that matures on February 1, 2024 (the “Note”), (iii) working capital adjustments in the amount of approximately $217,045, which was paid as of September 30, 2021, and (iv) 508,711 restricted shares of our Common Stock, valued at $2,019,583 (based on the acquisition date share price), of which 127,178 of our restricted shares of our common stock (“Common Stock”) were placed in escrow to account for post-closing adjustments in respect to Novo Group’s revenue from the closing date to the end of the 2021 calendar year, as well as to partially secure the indemnification obligations of Novo Group’s former owners.

In addition to the Base Purchase Price, there was an earn-out that is tied to revenue of Novo Group from sales of its products and services over eight calendar quarters (the “Earn-Out Period”), with such Earn-Out Periods beginning on January 1, 2022 and ending on December 31, 2023. The Earn-Out Amount payable, if any, would equal 5% of Novo Group’s revenue (“Earn-Out Amount”) for each applicable Earn-Out Period.

Agreement to Amend the Asset Purchase Agreement

On April 1, 2022, Novo Group, the Company, and Michael Harris in his capacity as seller’s representative, entered into a Novo Adjusted Agreement (the “Agreement”) that had the effect of amending the Asset Purchase Agreement and the Note. A legend was affixed to the Note stating that the Note was subject to the terms of the Agreement.

Under the Asset Purchase Agreement, we owed an original principal amount to Novo Group of $3,000,000. Under the terms of the Agreement, the original principal amount due to Novo Group was reduced by $600,000 from $3,000,000 to $2,400,000.

Pursuant to the Agreement, the post-closing working capital adjustment amount of $52,117 due from the Company was forgiven and no additional amount is or will become due from the Company as final excess with respect to the final closing working capital.

Pursuant to the Agreement, the Earn-Out provision of the Asset Purchase Agreement is of no further force and effect, and consequently no further Earn-Out Payment would be earned by Novo Group or paid by the Company.

The parties further agreed to an updated amortization schedule attached to the Agreement. The Note will be paid monthly through November 30, 2023 in accordance with the updated amortization schedule attached to the Agreement. If the Company pays a separate lump sum pre-payment of $1,250,000 or more (“Pre-Payment”) on or before June 1, 2022, Novo Group will, if requested by the Company, allow the Company to subordinate the indebtedness under the Note to that of a senior lender so long as the Company continues monthly payments on the remaining note balance (including interest), in amounts no less than the amounts set forth in the amortization schedule. 76,277 escrow shares were released to Novo Group upon execution of the Agreement.

The release of remaining escrow shares to the Company is tied to the timing of the Pre-Payment. If the Company makes the Pre-Payment on or before June 1, 2022, 25,000 escrow shares will be released to the Company and cancelled. If the full balance is paid off on or before August 1, 2022, 25,901 escrow shares will be released to the Company and cancelled.

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Conversely, if the Company does not make the Pre-Payment on or before June 1, 2022, 25,000 escrow shares will be released to Novo Group. If the full balance is not paid on or before the August 1, 2022 payoff date, 25,901 escrow shares will be released to Novo Group. In addition, if the Company does not pay off the Note on or before December 31, 2022, the Company shall issue 25,000 shares of Common Stock to Novo Group.

As a component of the Agreement, the parties executed a mutual release of claims against each other related to the termination of employment by certain former Novo Group employees, provided, however, the Company reserved its rights to make claims under provisions of the Asset Purchase Agreement identified in the Agreement.

The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Agreement and the legended Note, copies of which are filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 4.1, respectively, and the terms of which are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K with regard to Note, as amended, is incorporated herein by reference.

The foregoing is only a summary description of the Note and it does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement and the full text of the document, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description
4.1	Legended Promissory Note, originally dated August 27, 2021, by the Company in favor of Novo Group.
10.1*	Novo Adjusted Agreement, dated April 1, 2022, by and among the Company, Novo Group, Inc., and Michael Harris.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2022

Recruiter.com Group, Inc.

/s/ Evan Sohn
Evan Sohn
Chief Executive Officer

4

THIS INSTRUMENT IS SUBJECT TO A NOVO ADJUSTED AGREEMENT AS OF APRIL 1, 2022, BY AND AMONG RECRUITER.COM GROUP, INC., THE SHAREHOLDERS’ REPRESENTATIVE NAMED THEREIN, AND NOVO GROUP, INC. OR ASSIGNEE THEREOF. BY ITS ACCEPTANCE OF THIS INSTRUMENT, THE HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF SUCH NOVO ADJUSTED AGREEMENT TO THE SAME EXTENT THAT THE PARTIES THERETO ARE BOUND.

PROMISSORY NOTE

Principal Amount: $3,000,000	Issuance Date: August 27, 2021

FOR VALUE RECEIVED, Recruiter.com Group, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of Novo Group, Inc., a Delaware corporation (the “Holder”), in the manner hereinafter provided, the principal amount of THREE MILLION DOLLARS ($3,000,000.00) (the “Principal Amount”) together with interest on the outstanding Principal Amount from the date of issuance of this Note (the “Issuance Date”) from time to time as set forth in this Note, with the last such payment due on February 1, 2024 (the “Maturity Date”). This Promissory Note (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Note”) shall accrue simple interest at the rate of 6% per annum (the “Interest Rate”). Interest shall be payable in arrears and calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed. Accrued but unpaid interest shall be due and payable together with each payment of the Principal Amount set forth in this Note.

1. Purchase Agreement. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Maker is purchasing from Holder substantially all of the assets of Holder. Capitalized terms used in this Note without definition shall have the meanings set forth in the Purchase Agreement.

2. Manner of Payment. All payments of the Principal Amount and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder in writing. If any payment of the Principal Amount or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

(a) Payment Schedule. Maker shall make monthly payments of the Principal Amount and interest in accordance with the schedule attached hereto as Exhibit A;

(b) Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount due under this Note, provided that each such prepayment is accompanied by accrued but unpaid interest on the Principal Amount prepaid calculated to the date of such prepayment.

3. Events Of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall fail to pay when due any payment of the Principal Amount or interest on this Note, and such failure continues for ten (10) business days following such due date.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or

(v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of its properties; or (iii) orders the liquidation of Maker.

(d) If Maker enters into any of the following: (i) any merger, acquisition of its equity interests, consolidation, or other similar transaction; (ii) the sale, transfer, lease, license or other disposition of all or substantially all of its assets; or (iii) any transaction or series of related transactions pursuant to which any third party person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the total voting power of Maker’s then outstanding securities.

(e) If any lender(s) of Maker accelerates any indebtedness of Maker following a default by Maker in connection with such indebtedness.

4. Remedies Upon Event of Default. Upon the occurrence of an Event of Default hereunder and for so long as the Event of Default remains uncured, the interest rate hereunder shall be 12%, and, the Holder at its option, may: (i) declare the entire unpaid Principal Amount then outstanding and all unpaid accrued interest owing on this Note, due and payable immediately upon written notice to Maker; (ii) pursue any and all other remedies available to the Holder at law or equity; or (iii) pursue any combination of the above. Maker shall pay all reasonable costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees. The rights and remedies of Holder under this Note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note or any Event of Default shall be effective unless in a writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

5. Miscellaneous.

5.1 Mutilated, Lost, Stolen or Destroyed Note. In case this Note shall be mutilated, lost, stolen or destroyed, Maker shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, a new Note of like tenor, but only upon receipt of evidence reasonably satisfactory to Maker of such loss, theft, or destruction of such Note and reasonable indemnity or bond, if requested, also reasonably satisfactory to Maker. The Holder shall pay the reasonable costs incurred by the Maker in carrying out its obligations under this Section 5.1.

5.2 Maximum Interest. Maker and the Holder intend to conform strictly to the applicable usury laws. In no event shall the Holder be entitled to interest exceeding the maximum rate permitted by law. If the Holder ever receives an amount designated as interest which would exceed the highest lawful rate, the amount which would be excessive interest shall be considered to be a reduction of principal and not a payment of interest.

5.3 Notices. All notices and other communications required or permitted by this Note shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by facsimile or e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses or email addresses (or to such other address as Maker or the Holder may designate by notice to the other):

If to the Holder:

Novo Group, Inc

5390 Hunt Club Road

Racine, WI 53402

Phone: (262) 308-4872

Email: mikeharris@patinasolutions.com

Attention: Michael Harris

with a copy to:

Reinhart Boerner Van Deuren s.c.

1000 N. Water Street, Suite 1700

Milwaukee, WI 53202

Phone: (414) 298-8188

Email: khowley@reinhartlaw.com

Attention: Kevin Howley

If to Maker:

Recruiter.com Group, Inc.

100 Waugh Drive, Suite 300

Houston, Texas 77007

Email: evan@recruiter.com

Attention: Evan Sohn

All notices and other communications shall be deemed have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

5.4 Entire Agreement. This Note supersedes all prior agreements, whether written or oral, between Maker and the Holder with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between Maker and the Holder with respect to its subject matter. All parties hereto have had the opportunity to review this Note with their counsel. This Note is the result of good faith, arms-length negotiations.

5.5 Modifications; Waiver. No provision of this Note may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by Maker and the Holder. Neither any failure nor any delay by Maker or the Holder in exercising any right, power or privilege under this Note or any of the documents referred to in this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.6 Assignments, Successors and No Third Party Rights. Neither Maker nor the Holder may assign any of its rights or delegate any of its obligations under this Note without the prior written consent of the other. Any purported assignment without written consent of the other party shall be void and of no effect. This Note will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of Maker and the Holder. Nothing expressed or referred to in this Note will be construed to give any person other than Maker and the Holder any legal or equitable right, remedy or claim under or with respect to any provision of this Note. Notwithstanding anything herein to the contrary, Holder may assign this note to the Selling Shareholders or to a trust created for the benefit of the Selling Shareholders (in connection with the Dissolution of Holder), without the prior written consent of Maker.

5.7 Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.8 Governing Law; Consent to Jurisdiction. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive venue and jurisdiction of the state or federal courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby, and agrees that such venue and jurisdiction are appropriate and convenient for the parties. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Note, time is of the essence.

[Signature page follows]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

Recruiter.com Group, Inc.

By:	/s/ Evan Sohn
Name:	Evan Sohn
Title:	Chief Executive Officer

EXHIBIT A

Payment Schedule

	Payment Date	Beginning Balance	Principal	Interest	Total Payment	Ending Balance

1	10/1/2021	3,000,000	70,000	15,000.00	85,000	2,930,000
2	11/1/2021	2,930,000	70,350	14,650.00	85,000	2,859,650
3	12/1/2021	2,859,650	70,702	14,298.25	85,000	2,788,948
4	1/1/2022	2,788,948	71,055	13,944.74	85,000	2,717,893
5	2/1/2022	2,717,893	71,411	13,589.46	85,000	2,646,482
6	3/1/2022	2,646,482	71,768	13,232.41	85,000	2,574,715
7	4/1/2022	2,574,715	72,126	12,873.57	85,000	2,502,588
8	5/1/2022	2,502,588	72,487	12,512.94	85,000	2,430,101
9	6/1/2022	2,430,101	72,849	12,150.51	85,000	2,357,252
10	7/1/2022	2,357,252	73,214	11,786.26	85,000	2,284,038
11	8/1/2022	2,284,038	73,580	11,420.19	85,000	2,210,458
12	9/1/2022	2,210,458	73,948	11,052.29	85,000	2,136,511
13	10/1/2022	2,136,511	99,317	10,682.55	110,000	2,037,193
14	10/1/2022	2,037,193	99,814	10,185.97	110,000	1,937,379
15	11/1/2022	1,937,379	100,313	9,686.90	110,000	1,837,066
16	12/1/2022	1,837,066	100,815	9,185.33	110,000	1,736,251
17	1/1/2023	1,736,251	101,319	8,681.26	110,000	1,634,933
18	2/1/2023	1,634,933	101,825	8,174.66	110,000	1,533,107
19	3/1/2023	1,533,107	102,334	7,665.54	110,000	1,430,773
20	4/1/2023	1,430,773	102,846	7,153.86	110,000	1,327,927
21	5/1/2023	1,327,927	103,360	6,639.63	110,000	1,224,566
22	6/1/2023	1,224,566	103,877	6,122.83	110,000	1,120,689
23	7/1/2023	1,120,689	104,397	5,603.45	110,000	1,016,293
24	8/1/2023	1,016,293	104,919	5,081.46	110,000	911,374
25	9/1/2023	911,374	150,443	4,556.87	155,000	760,931
26	10/1/2023	760,931	151,195	3,804.65	155,000	609,736
27	11/1/2023	609,736	151,951	3,048.68	155,000	457,784
28	12/1/2023	457,784	152,711	2,288.92	155,000	305,073
29	1/1/2024	305,073	153,475	1,525.37	155,000	151,599
30	2/1/2024	151,599	151,599	757.99	152,357	0

Novo Adjusted Agreement

This Novo Adjusted Agreement (this “Agreement”) is entered into as of the 1st day of April, 2022 (the “Effective Date”), by and among Recruiter.com Group, Inc., a Nevada corporation (“Buyer”), on the one hand; and Novo Group, Inc., a Delaware corporation (“Seller”) and Michael Harris, solely in his capacity as Shareholders’ Representative (“Shareholders’ Representative” and together with Seller, the “Seller Parties”) on the other hand. Buyer, Seller and Shareholders’ Representative are together referred to as the “Parties,” and sometimes separately as a “Party.” The Parties, intending to benefit and bind themselves, state and agree as follows:

WHEREAS, Buyer, Seller and Shareholders’ Representative are parties to that certain Asset Purchase Agreement, dated as of August 27, 2021, by and among Buyer, Seller, the Restricted Shareholders, the Selling Shareholders and the Shareholders’ Representative (the “APA”). A true and accurate copy of the APA is attached as Exhibit A and incorporated by reference.

WHEREAS, capitalized terms used in this Agreement have the same definition and meaning as set forth in the APA, unless otherwise defined in this Agreement;

WHEREAS, certain disputes have arisen between Buyer and Seller Parties, including with respect to the post-Closing terminations of employment of former Buyer employees Mike McElherne, Natalie Forward, and Kirsten Neuman, (the “Disputes”);

WHEREAS, to avoid the time and expense of legal proceedings, the Parties have reached an agreement in full and final settlement of all claims and causes of action that the parties may have asserted against each other in connection with the Disputes, including any alleged violations of the APA; and

WHEREAS, the Parties also desire to agree to $52,117 as the Final Closing Working Capital/Final Excess as required by Section 2.08 of the APA.

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. APA Adjustments. The Parties agree that the following adjustments shall be made to the Parties respective rights and obligations under the APA:

(a) Post-Closing Adjustment. Seller shall forgive $52,117.00 due from Buyer as Final Excess under Section 2.08(c)(ii) of the APA, bringing the balance of the Final Excess due to Seller to $0.00. Seller agrees that no additional amount is due from Buyer as Final Excess with respect to Final Closing Working Capital under Section 2.08 of the APA.

(b) Promissory Note.

(i) The Parties have agreed that the Promissory Note dated August 27, 2021 (the "Promissory Note") is hereby amended to provide for an original principal amount of $2,400,000. Based on principal payments made by Buyer to date, the parties acknowledge and agree that upon the execution of this Agreement, the outstanding principal balance of the Promissory Note is $1,902,588.44.

NOVO ADJUSTED AGREEMENT

(ii) Buyer will satisfy the remaining balance of principal and interest due under the Promissory Note by paying to the Shareholders’ Representative (for further distribution to the shareholders of Seller), beginning on May 1, 2022, monthly payments of principal and interest in accordance with the amortization schedule set forth on Exhibit B (the "Amortization Schedule").

(iii) If Buyer makes a lump sum pre-payment of $1,250,000 or more (the "Pre-Payment”) on or before June 1, 2022, then, upon written request from Buyer, the Shareholders' Representative will execute a mutually agreeable subordination agreement (a "Subordination Agreement") in favor of Buyer's lender ("Senior Lender") subordinating all remaining amounts due under the Promissory Note to Senior Lender, provided that, such Subordination Agreement must permit Buyer to make regularly scheduled payments of principal and interest under the Promissory Note (so long as Buyer is not in default under its loan agreement with Senior Lender) in amounts no less than the amounts set forth in the Amortization Schedule.

(iv) If Seller assigns the Promissory Note consistent with Section 5.6 of the Promissory Note, no assignee may further assign any of the assignee’s rights or delegate any of the assignee’s obligations under the Promissory Note without the prior written consent of the Buyer.

(v) The Parties agree and covenant to cause the Promissory Note to have affixed upon it a legend which reads substantially as follows:

“THIS INSTRUMENT IS SUBJECT TO A NOVO ADJUSTED AGREEMENT DATED AS OF APRIL 1, 2022, BY AND AMONG Recruiter.com Group, Inc., THE SHAREHOLDERS’ REPRESENTATIVE NAMED THEREIN, AND Novo Group, Inc. OR ASSIGNEE THEREOF. BY ITS ACCEPTANCE OF THIS INSTRUMENT, THE HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF SUCH NOVO ADJUSTED AGREEMENT TO THE SAME EXTENT THAT THE PARTIES THERETO ARE BOUND.”

A copy of the updated Promissory Note with the aforementioned legend is attached hereto as Exhibit C.

(c) Escrow Shares.

(i) Indemnity Escrow Shares. The Parties shall, simultaneous with the execution of this Agreement, execute and deliver a joint written direction to effectuate the release of 76,277 Escrow Shares held by Escrow Agent to the Shareholders' Representative (for further distribution to the shareholders of Seller).

NOVO ADJUSTED AGREEMENT

(ii) Purchase Price Escrow Shares; Buyer Shares.

[a] June 1, 2022 Payment.

[1] If Buyer makes the Pre-Payment on or before June 1, 2022, then no later than June 4, 2022, the Parties shall execute and deliver a joint written direction to effectuate the release of 25,000 Escrow Shares held by Escrow Agent to Buyer.

[2] If Buyer does not make the Pre-Payment on or before June 1, 2022, then no later than June 4, 2022, the Parties shall execute and deliver a joint written direction to effectuate the release of 25,000 Escrow Shares held by Escrow Agent to Shareholders' Representative (for further distribution to the shareholders of Seller).

[b] August 1, 2022 Payment.

[1] If Buyer makes a final payment of all outstanding principal and accrued but unpaid interest due under the Promissory Note by August 1, 2022, then no later than August 4, 2022, the Parties shall execute and deliver a joint written direction to effectuate the release of the remaining balance of Escrow Shares held by Escrow Agent to Buyer.

[2] If Buyer does not make a final payment of all outstanding principal and accrued but unpaid interest due under the Promissory Note by August 1, 2022, then (x) no later than August 4, 2022, the Parties shall execute and deliver a joint written direction to effectuate the release of 25,901 Escrow Shares held by Escrow Agent to Shareholders' Representative (for further distribution to the shareholders of Seller), and (y) if Buyer does not make a final payment of all outstanding principal and accrued but unpaid interest under the Promissory Note by December 31, 2022, then no later than January 4, 2023, Buyer shall issue to Shareholders' Representative 25,000 shares of the common stock of Buyer (for further distribution to the shareholders of Seller).

For the avoidance of doubt, any such release of Escrow Shares or issuance of Buyer common stock to Shareholders' Representative shall not reduce Buyer's obligations under the Promissory Note.

(d) Earn-Out Payments. The Parties agree that Section 2.10 of the APA shall be of no further force and effect. For the avoidance of doubt, no further Earnout Payment will be earned or paid.

2. General Mutual Release. Upon full execution of this Agreement, each Party, for and on behalf of itself and its subsidiaries, affiliates, predecessors, successors, assigns, insurers, officers, directors, shareholders, agents, employees, representatives, and any other person or entity that may possess the capacity to bring claims on their behalf, forever release, acquit, relinquish, waive, and discharge each other Party and its subsidiaries, affiliates, predecessors, successors, assigns, insurers, officers, directors, shareholders, agents, employees, representatives, and attorneys from any and all claims, demands, actions, complaints, suits, violations, debts, damages, costs, expenses, losses, liabilities, and causes of action of whatever type or nature, whether legal or equitable, whether known or unknown, it asserted or could have asserted with respect to the APA, including the Disputes, except as defined by Section 3 of this Agreement. The foregoing release does not include any claims or causes of action that may arise from a breach of this Agreement or, for the avoidance of doubt, any of the rights and obligations of the Parties under the Registration Rights Agreement, which shall remain in full force and effect.

NOVO ADJUSTED AGREEMENT

3. Release Exceptions. Section 2 of this Agreement shall not apply to the following provisions of the APA (collectively, “Release Exceptions”), which shall remain in full force and effect in accordance with their terms: (1) Section 8.02(a) of the APA, but solely with respect to Fundamental Warranties and Tax Warranties, and subject to the limitations set forth in Section 8.04 of the APA applicable to Fundamental Warranties and Tax Warranties; (2) Section 8.02(b) of the APA, but solely with respect to Section 6.05, Section 6.08, Section 6.10, Section 6.12 and Section 6.13 of the APA; (3) Section 8.02(c) of the APA; (4) Section 8.03(a) of the APA, but solely with respect to Fundamental Warranties; (5) Section 8.03(b) of the APA, but solely with respect to Section 6.05, Section 6.08, Section 6.10, Section 6.12, and Section 6.13 of the APA; (6) Section 8.03(c) of the APA; (7) Section 6.05 of the APA; (8) Section 6.08 of the APA; (9) Section 6.10 of the APA; (10) Section 6.12 of the APA; (11) Section 6.13 of the APA; (12) Article IX of the APA; and (13) Article X of the APA.

4. Confidentiality. The Parties and their representatives shall not, at any time, disclose this Agreement or the terms thereof, in whole or in part, to any individual or entity, except with the express prior written consent of all the Parties or except to the extent required by law, including, but not limited to, SEC and stock exchange disclosure requirements. Notwithstanding the foregoing, the Parties may disclose the terms of this Agreement to their tax advisors and attorneys, provided that such persons agree in advance to maintain the confidentiality of this Agreement, and the Parties shall remain responsible for any breaches of confidentiality by such persons. If a Party receives a court order or subpoena seeking disclosure of all or any part of this Agreement, that Party shall be under no duty to object or to resist compliance but shall give all other Parties prompt written notice sufficient to allow them the opportunity to seek protection of the information prior to its production.

5. Denial of Liability. This Agreement, and the consideration recited herein, is not intended to be, and shall not be deemed to be, any evidence of any admission of liability on the part of the Parties, or by any other person released, each released person expressly denying liability in this matter.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The Parties agree that any dispute seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

NOVO ADJUSTED AGREEMENT

7. Advice of Counsel. The Parties acknowledge that they had separate legal counsel of their own choosing to advise them of the effects and consequences of the terms and conditions of this Agreement, that they understand the terms and conditions of this Agreement, and that each of them has signed this Agreement freely and voluntarily with the intent to be bound by it.

8. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Parties.

9. Further Actions. The Parties agree to cooperate fully and execute any and all further documents and to take all further actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

10. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. Electronically scanned signatures are acceptable and enforceable. True and accurate photocopies of this Agreement shall be enforceable.

12. Joint Drafting. This Agreement is deemed to have been drafted by all Parties. Any uncertainty or ambiguity shall not be construed for or against any other Party based on attribution of drafting to any Party. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

13. Warranty of Capacity to Execute Agreement. The Parties represent and warrant that no other person or entity has or had any interest in the claims, demands, rights, obligations, or causes of action referred to in this Agreement except as otherwise set forth herein and that the Parties have the sole right and exclusive authority to convey or otherwise dispose of all the claims, demands, rights, obligations, or causes of action referred to in this Agreement.

14. Non-Assignment. The Parties represent that they have not assigned, transferred, or conveyed in any manner or form any of the claims, demands, rights, obligations, or causes of action that are the subject matter of this Agreement.

15. Severability. If any provision of this Agreement or application thereof to any person or entity is held invalid, such invalidity shall not affect other provisions or applications of this Agreement, and to this end the provisions of this Agreement are severable.

NOVO ADJUSTED AGREEMENT

16. Attorneys’ Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

17. Entire Agreement. It is understood and agreed that this Agreement contains the complete and final agreement between the Parties and supersedes any and all prior negotiations, statements, representations, arrangements, and agreements relating to the subject matter herein. No oral understandings, statements, promises, or inducements contrary to the terms and conditions of this Agreement exist. This Agreement cannot be changed, terminated, or amended except by an agreement in writing signed by the Parties. For the avoidance of doubt, the APA remains in full force and effect, except as modified by Section 1 of this Agreement and released by this Agreement.

18. Admissibility. If this Agreement does not become effective for any reason, it shall be deemed negotiation for settlement purposes only under Federal Rule of Evidence 408 and its Delaware equivalent and will not be admissible in evidence or usable for any purpose whatsoever.

NOVO ADJUSTED AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth beneath their signature lines, and the Parties represent that the persons executing this Agreement have the authority to sign this Agreement on their behalf, effective as of the Effective Date.

Recruiter.com Group, Inc.	Novo Group, Inc.

/s/ Evan Sohn	/s/ Michael Harris

By: Evan Sohn	By: Michael Harris

Its: President	Its: Chief Executive Officer

Date: April 1, 2022	Date: March 31, 2022

Shareholders’ Representative

/s/ Michael Harris

Michael Harris

Date: March 31, 2022

SIGNATURE PAGE TO NOVO ADJUSTED AGREEMENT

Exhibit A

APA

See attached.

NOVO ADJUSTED AGREEMENT

EXHIBIT A

Exhibit B

Amortization Schedule

	Accrual Date	Date Paid	Beg Bal.	Principal	Interest	Total Payment	End Balance
1	9/30/21	9/1/21	3,000,000.00	70,000.00	15,000.00	85,000.00	2,930,000.00
2	10/31/21	10/1/21	2,930,000.00	70,350.00	14,650.00	85,000.00	2,859,650.00
3	11/30/21	11/1/21	2,859,650.00	70,701.75	14,298.25	85,000.00	2,788,948.25
4	12/31/21	12/1/21	2,788,948.25	71,055.26	13,944.74	85,000.00	2,717,892.99
5	1/31/22	1/1/22	2,717,892.99	71,410.54	13,589.46	85,000.00	2,646,482.45
6	2/28/22	2/1/22	2,646,482.46	71,767.59	13,232.41	85,000.00	2,574,714.87
7	3/31/22	3/1/22	2,574,714.87	72,126.43	12,873.57	85,000.00	2,502,588.44
8	4/30/22	4/1/22	2,502,588.44	72,487.06	12,512.94	85,000.00	2,430,101.38
			2,502,588.44	600,000.00			1,902,588.44
9	5/31/22	5/1/22	1,902,588.44	75,487.06	9,512.94	85,000.00	1,827,101.38
10	6/30/22	6/1/22	1,827,101.38	75,864.49	9,135.51	85,000.00	1,751,236.89
11	7/31/22	7/1/22	1,751,236.89	76,243.82	8,756.18	85,000.00	1,674,993.07
12	8/31/22	8/1/22	1,674,993.07	76,625.03	8,374.97	85,000.00	1,598,368.04
13	9/30/22	9/1/22	1,598,368.04	102,008.16	7,991.84	110,000.00	1,496,359.88
14	10/31/22	10/1/22	1,496,359.88	102,518.20	7,481.80	110,000.00	1,393,841.68
15	11/30/22	11/1/22	1,393,841.68	103,030.79	6,969.21	110,000.00	1,290,810.89
16	12/31/22	12/1/22	1,290,810.89	103,545.95	6,454.05	110,000.00	1,187,264.94
17	1/31/23	1/1/23	1,187,264.94	104,063.68	5,936.32	110,000.00	1,083,201.27
18	2/28/23	2/1/23	1,083,201.27	104,583.99	5,416.01	110,000.00	978,617.27
19	3/31/23	3/1/23	978,617.27	105,106.91	4,893.09	110,000.00	873,510.36
20	4/30/23	4/1/23	873,510.36	105,632.45	4,367.55	110,000.00	767,877.91
21	5/31/23	5/1/23	767,877.91	106,160.61	3,839.39	110,000.00	661,717.30
22	6/30/23	6/1/23	661,717.30	106,691.41	3,308.59	110,000.00	555,025.89
23	7/31/23	7/1/23	555,025.89	107,224.87	2,775.13	110,000.00	447,801.02
24	8/31/23	8/1/23	447,801.02	107,760.99	2,239.01	110,000.00	340,040.02
25	9/30/23	9/1/23	340,040.02	113,299.80	1,700.20	115,000.00	226,740.22
26	10/31/23	10/1/23	226,740.22	113,866.30	1,133.70	115,000.00	112,873.92
27	11/30/23	11/1/23	112,873.92	112,873.92	564.37	113,438.29	0.00

NOVO ADJUSTED AGREEMENT

EXHIBIT B

Exhibit C

Promissory Note (with legend)

See attached.

NOVO ADJUSTED AGREEMENT

EXHIBIT C